Exhibit (h)(8)

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Funds	Maximum Annual Operating Expense Limit

BBH Core Select	1.00% for Class N Shares

BBH Core Select	1.00% for Retail Class Shares

BBH Global Core Select	1.25% for Class N Shares

BBH Global Core Select	1.25% for Retail Class Shares

BBH Intermediate Municipal Bond Fund	0.65% for Class N Shares

BBH Intermediate Municipal Bond Fund	0.50% for Class I Shares

BBH Limited Duration Fund	0.35% for Class N Shares

BBH Income Fund	0.50% for Class I Shares

BBH Income Fund	0.70% for Class N Shares